Exhibit 10.21
[Letterhead of Progress Software Corporation]
May 12, 2009
Barry N. Bycoff
The Ritz Carlton Tower
Boston Common
3 Avery Street, Unit 609
Boston, MA 02111-1005
Dear Barry:
This letter agreement sets forth the terms and conditions of your employment with Progress Software Corporation (the “Company”) as Executive Chairman of the Board. The effective date of your employment as Executive Chairman was March 29, 2009 and you will serve as Executive Chairman for a one-year term (the “Term”) expiring at the annual meeting of shareholders of the Company in fiscal 2010. As Executive Chairman, you will perform the following duties:
•	Provide advice to the Chief Executive Officer with a principal focus on strategic matters;

•	Consult in the annual performance evaluation of the CEO;

•	Work with the Lead Independent Director and the CEO to prepare Board of Directors meeting agendas;

•	Chair meetings of the Board of Directors; and

•	Report on the overall progress of the Company.
You will spend twenty (20) hours per week performing the foregoing duties, with at least two working days per week spent at the Company’s headquarters in Bedford, Massachusetts.
As Executive Chairman, you will be entitled to the following compensation for your services:
1.	Base Salary. Your base salary will be $250,000, payable on regular pay dates of the Company and subject to applicable employment and income tax withholding.

2.	Restricted Stock Units. At the next regularly scheduled quarterly meeting of the Compensation Committee, you will be issued 40,000 restricted stock units, which will vest in two equal installments, with the first installment vesting six months after issuance and the second installment vesting six months thereafter, subject to your continued service with the Company.

3.	Benefits. As an employee of the Company, you will also be eligible to participate as a part-time employee in the Company’s employee benefit plans, which includes Medical Insurance, Dental Insurance, Vision Insurance, Life Insurance, Long and Short Term Disability, a 401(k) plan, Employee Stock Purchase Plan, paid vacations and holidays, in each case, subject to the terms and conditions of those plans or programs, as amended from time to time.

4.	Bonus. You will not be entitled to participate in the Company’s Executive and Key Contributor Bonus program or any other bonus plans.
The foregoing compensation will be in lieu of any other compensation to which you would otherwise be entitled as a member of the Board of Directors of the Company during the Term.
In the event of (a) your death, (b) your disability (defined as your being unable to perform your duties as Executive Chairman as the result of total and permanent incapacity due to physical or mental illness), or (c) your removal as Executive Chairman by the Board of Directors, in each case, occurring prior to the expiration of the Term, (i) you (or your estate, as the case may be) shall be paid the unpaid portion of your base salary for the remainder of the Term, payable in one lump sum within 30 days and subject to applicable employment and income tax withholding, and (ii) all unvested restricted stock units shall immediately vest. You will not be entitled to receive any severance or other amounts in connection with the foregoing.
Notwithstanding the foregoing, if at the time of your separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), you are considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that you become entitled under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as the result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (A) six months after your separation from service (within the meaning of Section 409A of the Code, (B) your death, or (C) such other date as will cause such payment not to be subject to such interest and additional tax.
Please confirm your acceptance of this offer by signing this letter in the space indicated and returning the signed letter to Joseph Andrews, Vice President, Human Resources.
Sincerely,

By:	/s/ Michael L. Mark
Michael L. Mark
Lead Independent Director, Board of Directors Progress Software Corporation

I accept the offer of employment stated in this letter.

/s/ Barry N. Bycoff	5/15/09
Barry N. Bycoff	Date